As filed with the Securities and Exchange Commission on June 29, 2026

Registration No. 333-294814

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-294814

UNDER

THE SECURITIES ACT OF 1933

HONEYWELL INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-2640650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

855 S. Mint Street Charlotte, NC	28202
(Address of Principal Executive Offices)	(Zip code)

Honeywell Aerospace 401(k) Plan

Honeywell Aerospace Puerto Rico Savings Plan

(Full Title of the Plans)

Su Ping Lu

Senior Vice President, General Counsel and Corporate Secretary

Honeywell International Inc.

855 S. Mint Street

Charlotte, NC 28202

(704) 627-6200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 filed by Honeywell International Inc. (the “Company”) relates to the Registration Statement (Form S-8, No. 333-294814) filed with the U.S. Securities and Exchange Commission on April 1, 2026 (the “Registration Statement”).

On June 29, 2026, the Company completed the spin-off of Honeywell Aerospace Inc., a Delaware corporation that holds the Company’s Aerospace Technologies business (the “Spin-off”).

In connection with the closing of the Spin-off, the Company is terminating all offerings of its securities pursuant to the Registration Statement. The Company, by filing this Post-Effective Amendment to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. This filing is made in accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of post-effective amendment any of the securities that were registered which remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on June 29, 2026.

HONEYWELL INTERNATIONAL INC.

By:	/s/ Su Ping Lu
Name:	Su Ping Lu
Title:	Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.